Exhibit 99.1

Evergreen Energy Raises $7.0 Million

- Management Provides Strategic Update -

- Call to Bondholders -

- Long-term Focus on the GreenCert Carbon Management System -

DENVER, October 22, 2009— Evergreen Energy Inc. (NYSE Arca: EEE) announced today that it has entered into a definitive agreement for the sale of shares of its Series B Convertible Preferred Stock (“preferred stock”) pursuant to a private placement offering to institutional investors, representing gross proceeds to the Company of approximately $7.0 million, and net proceeds of approximately $5.0 million.  Evergreen plans to use the net proceeds for general corporate purposes.
The preferred stock is convertible into shares of the Company’s common stock at the option of the investors at a conversion price of $0.6025 per share and will accrue a 5.66% cumulative dividend until October 21, 2014.  If the Series B Convertible Preferred Stock is converted at any time prior to October 21, 2014, the Company will pay the holder an amount equal to the total dividend that would accrue on the Series B Convertible Preferred Stock from the conversion date through October 21, 2014, or $282.99 per $1,000 stated value of preferred stock converted, less any dividend payments made with respect to the converted preferred stock.  Approximately $2.0 million of the gross proceeds will be placed into an escrow account as a make-whole provision, which amounts will be released to pay the dividend and other payments described above.  The investors also will receive warrants to purchase an aggregate of 5,787,037 shares of the Company’s common stock.  The warrants will have an exercise price of $0.648 per share and are exercisable at any time after the closing of the transaction and before the fifth anniversary of the initial exercise date.
Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM), acted as the exclusive placement agent for this transaction.

Evergreen Series B Announcement
October 22, 2009 – Page 2

STRATEGIC UPDATE
“We are committed to driving the long-term value of the Company, which we believe is the commercialization of our GreenCert™ carbon management system,” said Thomas H. Stoner, Jr., president and CEO of Evergreen. “Our award winning technology has attracted blue chip partners, and we are encouraged with our progress.  Our intent is to identify and execute additional financing alternatives rapidly and place our primary focus on GreenCert, a scientifically accurate, scalable environment intelligence solution that measures greenhouse gasses and generates verifiable emissions credits. Evergreen is working with partners to license the software to provide customers the end-to-end visibility and traceability necessary to measure their complete environmental footprint.”
“Today’s transaction is an important first step in the Company’s capital restructuring.  We continue to explore various alternatives, as well as a potential joint venture, sale or spin-off of certain assets, including our K-Fuel assets and Buckeye Industrial Mining Co.”

CALL TO BONDHOLDERS
As announced in September 2009, provisions contained within the indenture for the 2007 Convertible Notes limit the Company’s ability to sell the stock of its Buckeye subsidiary or its assets.  Further, these provisions also limit the Company’s ability to pledge the Buckeye subsidiary stock as security for additional financing. As of the date of this press release, the Company has been in contact with approximately 95% of the bondholders and is actively seeking to contact the remaining five percent.  Once approval is received from 100% of the bondholders, the Company intends to execute the sale of Buckeye at a time and price that provides the most value to the Company’s shareholder and bondholders.

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.   GreenCert, which is owned exclusively by Evergreen, is a

Evergreen Series B Announcement
October 22, 2009 – Page 3

scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the C-Lock Technology may be adversely impacted by the inability to sell Buckeye, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:
Jimmac Lofton
VP Corporate Development
303-293-2992
jlofton@evgenergy.com

or

Kirsten Chapman/Becky Herrick
Lippert / Heilshorn & Associates
415.433.3777
bherrick@lhai.com